As filed with the Securities and Exchange Commission on February 11, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RGC RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1909697
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

(540) 777-4427

(Address and telephone number of registrant’s principal executive offices)

John B. Williamson, III

President and Chief Executive Officer

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

(540) 777-4427

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Nicholas C. Conte, Esq.

Talfourd H. Kemper, Jr., Esq.

Woods Rogers PLC

10 South Jefferson Street, Suite 1400

Roanoke, Virginia 24011

(540) 983-7600

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee (1) (3)
Common Stock, $5.00 par value per share	357,100.285	$28.025	$10,007,735.49	$499.15

(1)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, 357,100.285 shares are being carried forward from an earlier registration statement, No. 333-106065 on Form S-2 by RGC Resources, Inc. filed on June 12, 2003. The registration fee that is being paid in connection with this Registration Statement is $499.15, which fee represents the total fee for registering the aggregate offering price of the shares registered hereunder of $1,177.91 less the fee of $678.76 already paid for unsold shares registered under such prior Registration Statement.

(2)	Pursuant to Rule 416(a), this number of shares is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 7, 2005, which was $28.025.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT RELATES TO THE 357,100.285 SHARES OF COMMON STOCK REMAINING UNSOLD FROM REGISTRATION STATEMENT NO. 333-106065 PREVIOUSLY FILED BY RGC RESOURCES, INC.

PROSPECTUS

RGC RESOURCES, INC.

AMENDED AND RESTATED

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

357,100.285 Shares of Common Stock

($5.00 Par Value Per Share)

The RGC Resources, Inc. (“Resources”) Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”) provides its shareholders with a simple and convenient means of purchasing shares of Resources’ common stock and reinvesting cash dividends in additional shares of common stock without the payment of commissions or other charges. All shareholders of record are eligible to participate in the Plan.

You may participate in the following ways:

•	You may select a percentage of your cash dividends that you would like to automatically reinvest in shares of common stock;

•	You may invest by making optional cash payments of not less than $25 per payment and not more than $40,000 per calendar year; and

Shares of common stock will be purchased directly from Resources, in the open market, or a combination of the two. The purchase price of the common stock purchased directly from Resources will be based on the closing price of our common stock on the NASDAQ Stock Market. The purchase price for common stock purchased in the open market will be based on the weighted average purchase price of shares purchased.

Resources’ common stock trades on the NASDAQ Stock Market under the symbol RGCO.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 11, 2005.

You should rely only on the information incorporated by reference or provided in this Prospectus. Resources has not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus.

RESOURCES

Resources is a holding company organized under the laws of the Commonwealth of Virginia, and is primarily engaged in natural gas service through the following subsidiaries:

Roanoke Gas Company — a public service corporation organized under the laws of the Commonwealth of Virginia in 1912. Roanoke Gas provides natural gas service to approximately 56,000 customers in Roanoke, Virginia and surrounding areas of southwest Virginia. Roanoke Gas’ utility operations are subject to regulation by the Virginia State Corporation Commission as to its rates, charges and certain other business activities, including mergers, acquisitions and the issuance of securities;

Bluefield Gas Company — a West Virginia public service corporation, provides natural gas to approximately 4,100 customers located in and around Bluefield, West Virginia. Bluefield Gas’ utility operations are subject to regulation by the West Virginia Public Service Commission; and

Our principal executive offices are maintained at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, telephone number (540) 777-4427.

DESCRIPTION OF THE PLAN

Resources’ Board of Directors adopted the Plan effective after the close of business on July 1, 1999, as an amendment to and complete restatement of the former Roanoke Gas Company Dividend Reinvestment and Stock Purchase Plan. Effective as of April 28, 2003, the Board of Directors amended and restated the Plan. Effective February 11, 2005, Resources again amended and restated the Plan, primarily to restrict participation to existing shareholders of Resources. Previously, customers of Resources and its affiliates who were not shareholders could participate.

The following is a description, in question and answer format, of the provisions of the Plan as presently in effect.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders of record with a simple, convenient and economical means of purchasing shares of our common stock and reinvesting cash dividends in additional shares of common stock. To the extent that shares of common stock are issued directly by Resources, Resources will receive additional funds for its general corporate purposes. (See “Use of Proceeds” below).

Advantages

2.	What are the advantages of participation in the Plan?

Participants in the Plan can:

•	Reinvest a specified percentage (from 0% to 100%, in multiples of 5%) of cash dividends paid on all shares of common stock registered in your name automatically in shares of common stock.

•	Invest additional cash, within specified limits, in shares of common stock. Purchases may, at your option, be made monthly through automatic deductions from your bank account.

•	Avoid brokerage commissions or service charges in connection with purchases under the Plan.

•	Invest the full amount of all regular cash dividends and cash contributions (whether in the form of optional cash or initial investments) because the Plan permits fractions of shares to be credited to your account.

•	Deposit with the Agent shares of common stock held in your name. This relieves you of the responsibility for the safekeeping of certificates representing your shares.

•	Avoid cumbersome record-keeping through the Plan’s reporting services.

Administration

3.	Who administers the Plan?

Wachovia Bank, National Association is the Agent for the Plan. In this capacity it administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Shares purchased through the Plan will be registered in the name of the Agent or its nominee as agent for participants in the Plan.

The Agent’s mailing address is as follows:

Wachovia Bank, National Association

Shareholder Services Group

Attention: Dividend Reinvestment

1525 West WT Harris Blvd.

3C3-NC1153

Charlotte, NC 28288-1153

The Agent may at any time resign by giving 90 days written notice to Resources or be removed by Resources upon 90 days written notice by Resources to the Agent. If a vacancy occurs in the office of the Agent, Resources must appoint a successor Agent, which may be Resources. There is an appointed officer or officers of Resources who will coordinate administration of the Plan with the Agent. Questions regarding the Plan can be directed either to Resources at 540-777-3853 or the Agent at 800-829-8432.

Participation

4.	Who is eligible to participate?

You may participate in the plan if you are a holder of record of shares of our common stock.

If your shares of common stock are registered in names other than yours (e.g., in the names of brokers, nominees, etc.), you must become a holder of record by having the shares transferred into your name.

5.	How can I participate in the Plan?

If you are a shareholder, you may participate in the Plan by completing an Authorization Card and returning it to the Agent. If the common stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign an Authorization Card.

You will become a participant in the Plan within 30 days after the Agent receives your properly completed Authorization Card. The date you become a participant is the effective date of the Authorization Card.

If you wish the reinvestment of dividends under the Plan to begin as of a given Investment Date, your Authorization Card must be received by the Agent no later than the record date immediately preceding the Investment Date. (See Question 13 below for the timing of purchases). If your Authorization Card is received after the record date, reinvestment of dividends under the Plan will not begin until the Investment Date following the next record date.

Optional cash payments received with or after receipt of your initial Authorization Card but prior to becoming effective will be invested on the first Investment Date coinciding with or immediately following the date the Authorization Card is effective. However, if payment is received less than five business days before the Investment Date, it will be held until the next Investment Date. (See Questions 8 and 9 below). No interest will be paid on and no refunds will be made of any payments awaiting investment.

An Authorization Card may be obtained at any time by contacting the Agent. (See Question 3 above for the Agent’s address).

If you are already enrolled and participating in the Plan, you do not need take any further action at this time.

6.	What does the Authorization Card provide?

The Authorization Card authorizes the Agent to do the following:

Dividend Reinvestment - Automatically reinvest in additional shares of common stock the designated percentage (0% to 100% in multiples of 5%) of cash dividends received on all shares of common stock registered in your name. (See Questions 7 and 11 below). All dividends received on shares of common stock held in your account under the Plan will be automatically reinvested. (See Questions 18 and 19 below).

Optional Cash Payments - Upon receipt of optional cash payments of at least $25 per payment, up to a maximum (including any initial investment payment) of $40,000 per calendar year, purchase common stock for your account on the next appropriate Investment Date. (See Questions 8, 9, and 10 below).

Safekeeping of Shares - Hold any shares you deliver to the Agent in safekeeping pursuant to the terms of the Plan. (See Question 26 below).

Reinvestment of Dividends

7.	How can I change the percentage of cash dividends on shares registered in my name to be reinvested?

If you wish to change the percentage of cash dividends on shares registered in your name to be reinvested under the Plan, you may do so by submitting a revised Authorization Card to the Agent. The revised Authorization Card will be effective within 30 days after it is received by the Agent.

Optional Cash Payments

8.	Who is eligible to make optional cash payments?

You are eligible to make optional cash payments at any time if you are a shareholder. The amounts of optional cash payments may vary as long as they are at least $25 per payment and your total purchases for the calendar year do not exceed $40,000.

All checks or money orders for optional cash payments must be made payable to the Agent. Optional cash payments must be mailed to the Agent, accompanied by a correctly completed Authorization Card. Authorization Cards may be obtained at any time by contacting the Agent.

9.	When should optional cash payments be made?

Optional cash payments can be made at any time; however, you are encouraged to make equal monthly payments to the Plan. (See Question 10 below regarding automatic monthly purchases). You may make the first optional cash payment when enrolling by including a check or money order payable to the Agent with your Authorization Card.

All optional cash payments must be received by the Agent at least five business days before the Investment Date (see Question 13 below) in order to be used to purchase common stock for your account on that Investment Date. Payments received less than five business days before an Investment Date will be held until the next Investment Date. No interest will be paid on and no refunds will be made of any cash payments awaiting investment. (See Question 5 above regarding investment of optional cash payments received prior to the date the Authorization Card is effective). All dividends received on shares of common stock purchased with optional cash payments and held in your account under the Plan will be reinvested in additional shares of common stock. (See Questions 18 and 19 below).

10.	Can I make automatic optional cash payments through automatic deductions from my bank account?

Yes. You may make automatic monthly optional cash payments of a specified amount (not less than $25 per payment, nor more than $40,000 in total payments per calendar year) by electronic fund transfer from a pre-designated United States bank account. To initiate automatic monthly deductions, you must complete and sign an Automatic Monthly Deduction Form and return it to the Agent, together with a voided blank check for the account from which the funds are to be drawn. Automatic Monthly Deduction Forms are available from the Agent. These forms will be processed and will become effective as promptly as practicable.

Once automatic monthly deductions commence, funds will be drawn from your designated bank account on the sixth business day prior to the end of each calendar month and will be invested on the next Investment Date. You may change or terminate automatic monthly deductions by completing and submitting to the Agent a new Automatic Monthly Deduction Form. To be effective with respect to a particular Investment Date, the new Automatic Monthly Deduction Form must be received by the Agent no later than twenty business days prior to the end of the calendar month preceding the Investment Date.

Purchases

11.	How can I purchase common stock under the Plan?

You may purchase common stock through:

•	Automatic reinvestment of the percentage, as you designate, of dividends received on all shares of common stock registered in your name (less any withholding taxes). Your designation of the percentage of dividends to be reinvested may range from 0% to 100%, but must be in multiples of 5%. (See Question 7 above for information on how to change the percentage of dividends to be reinvested). You may elect reinvestment of 0% of the dividends received on shares of common stock registered in your name for purposes of making optional cash payments. The percentage of cash dividends not designated for reinvestment, if any, will be sent directly to you. Regardless of the percentage of dividends designated for reinvestment, with respect to shares registered in your name, 100% of the dividends received on Resources common stock held in your account under the Plan will be reinvested. (See Questions 18 and 19 below); and/or

•	Optional cash payments of not less than $25 per payment nor more than $40,000 per calendar year (including any initial investment). (See Questions 8, 9, and 10 above for certain information regarding optional cash payments).

All shares purchased for your account will be held in your account under the Plan in the name of the Agent or its nominee (see Question 3 above), and all dividends received on those shares will be reinvested in additional shares of common stock (see Questions 18 and 19 below). You may request a stock certificate for shares held in your Plan account as described in Question 21 below.

12.	How many shares of common stock will be purchased for me and what is the source of shares purchased through the Plan?

The number of shares purchased for you will depend on the amount of your reinvested dividends and/or optional cash payments, and the purchase price of the common stock. Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to:

•	The total amount of dividends invested on an Investment Date (less any applicable withholding taxes) divided by the purchase price per share; plus

•	The amounts of optional cash payments invested on your behalf on an Investment Date, divided by the purchase price per share.

At Resources’ option, purchases will be made directly from Resources, in the open market, or a combination of the two. Pursuant to the terms of the Plan, Resources can change its determination regarding the source of the shares only once every three months.

13.	When will purchases be made?

Purchases will be made once each calendar month on the first business day of the month if cash has been timely received for your account, whether through the payment of dividends to be automatically reinvested or the receipt of an optional cash payment. This date is referred to as the Investment Date. (See Questions 5, 9 above and 18 below). Shares purchased in the open market will be made on or within 30 days after the Investment Date. The Agent may purchase shares in the open market over several days within this 30-day period.

In those instances where shares are purchased directly from Resources, you will become the owner of the shares on the Investment Date. In those instances where shares are purchased, in whole or in part, in the open market, you will become the owner of the shares on the last day the Agent purchases the shares in the open market. Regardless of the method of purchase, the holding period for federal income tax purposes will commence the day immediately following the day on which you become the owner of the shares purchased for your account.

14.	What is the price of shares of common stock purchased under the Plan?

The purchase price for each share of common stock will not be affected by whether the funds being invested are attributable to dividends or optional cash payments.

The purchase price of shares acquired directly from Resources will be the closing price of Resources’ common stock on the Investment Date, as reported by the NASDAQ Stock Market. If no report is made as of the Investment Date, the purchase price will be established based on the closing price as reported for the nearest day immediately preceding the Investment Date.

The purchase price of shares acquired in the open market will be the weighted average purchase price of shares purchased for the relevant Investment Date.

No common stock will be purchased from or issued by Resources at less than its par value (i.e., $5 per share). If the market price of common stock is less than par value on an Investment Date, then all purchases will be made in the open market.

Sale of Plan Shares

15.	How can shares of common stock be sold?

You can sell all or part of your shares of common stock held by the Plan in either of two ways. First, you may request certificates for your full shares and arrange for the sale of these shares through a broker-dealer of your choice. (See Question 21 below).

Alternatively, you may request that the Agent sell for you some or all of your shares held by the Plan. The Agent will sell your shares for you through broker-dealers selected by the Agent in its sole discretion.

If you request that the Agent arrange for the sale of your shares, you will be charged a handling fee by the Agent and a commission by the broker-dealer selected by the Agent which will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. The handling fee charged by the Agent is currently $5.00 per transaction, and is subject to change. Participants should contact the Agent at the phone number listed in response to Question 3 above to verify the Agent’s handling fee before requesting a sale of shares through the Plan.

Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that event, you will receive proceeds based on the average sales price of all shares sold, less your pro rata share of brokerage commissions and any applicable taxes.

16.	When will shares of common stock be sold?

The Agent will generally make sales of Plan shares at least weekly, except that sales with respect to requests received fewer than five business days before an Investment Date will be made as promptly as practicable following the Investment Date. Any request received by the Agent after noon will be considered to have been received by the Agent on the next business day. Payment will be made by check and mailed to the participant’s record address as soon as practicable after the settlement date of the sale.

Costs

17.	Are there any expenses to participants in connection with purchases or sales under the Plan?

You will incur no brokerage commissions or fees for purchases made through the Plan unless, as noted below, you do not provide the Agent with sufficient funds for the purchases. There are no brokerage fees on newly issued shares purchased from Resources for your account. Brokerage fees on shares purchased on the open market will be paid by Resources, and, for tax purposes, these fees will be considered additional dividend income to you. All costs of administering the Plan will be paid by Resources. (See Question 25 below). If you request that the Agent arrange a sale of shares held by the Plan for you, a handling fee and brokerage commission will be deducted from the proceeds of the sale. (See Question 15 above).

If the Agent does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Agent will immediately remove from your account any shares of common stock purchased in anticipation of receiving such funds, and will be entitled to sell the shares to satisfy the amount owed. If the net proceeds from any sale of shares of common stock are insufficient to satisfy the balance of the collected amounts, the Agent may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, the Agent may charge your account for an “insufficient funds” fee. The Agent may place a hold on your account until the “insufficient funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

Dividends

18.	Will I be credited with dividends on shares held in my account under the Plan?

Yes. The Agent will receive the regular dividends for all shares of common stock held in your account under the Plan on the dividend record date and will credit the dividends to your account on the basis of full and fractional shares held on the record date. One hundred percent (100%) of the dividends will be automatically reinvested in additional shares of common stock as a dividend reinvestment.

19.	How can I obtain partial or no reinvestment of dividends received on shares held in my account under the Plan?

The partial or no dividend reinvestment feature is available only for shares registered in your name. If you would like to obtain partial or no dividend reinvestment on shares of common stock held in your account under the Plan, you must:

•	Submit a written request to the Agent to issue a stock certificate registering in your name the whole shares held in your account under the Plan. (See Questions 5 above and 21 below); and

•	If you have not previously done so, submit an Authorization Card requesting partial or no dividend reinvestment of shares registered in your name. (See Question 11 above). Dividends received on any fractional share remaining in your Plan account will continue to be automatically reinvested 100%.

Reports to Participants

20.	How often will account statements be sent to me?

The Agent will provide you a statement of account no later than twenty-five days after each Investment Date. This means that you will receive a statement quarterly if you are simply reinvesting dividends. If you are making purchases, you will receive a statement for the month in which the purchase was made. The statement will show the following information for the Investment Date:

•	The total amount invested by the Agent (dividends and cash payments less any applicable tax withheld);

•	The number of shares of common stock allocated to your account;

•	The cost per share of the allocated common stock;

•	The number of shares of common stock for which certificates have been issued, if any;

•	The number of shares of common stock held for safekeeping, if any; and

•	the beginning and ending balances in your account.

Certificates

21.	When will I receive a certificate for shares purchased under the Plan?

Certificates for shares of common stock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Agent or its nominee as your agent. The number of shares credited to your account will be shown on your account statement.

A certificate for any number of whole shares credited to your Plan account will be issued upon written request, and the shares represented by that certificate will be withdrawn from your Plan account. Your written request should be mailed to the Agent.

Certificates for fractional shares will not be issued under any circumstances. Further, certificates for whole shares will not be issued between the dividend record date and the Investment Date. Record dates are usually the Friday falling between the 17th and the 24th days of January, April, July, and October. Upon issuance of a certificate, you will have all rights of ownership, and neither the Agent nor Resources will have any responsibility with respect to the common stock. Withdrawal of shares in certificate form does not terminate participation in the Plan. (See Question 22 below for instructions on issuance of certificates when you withdraw from the Plan).

Withdrawal and Termination

22.	When and how may I withdraw from the Plan?

You may withdraw from the Plan at any time by giving written notice to the Agent. The withdrawal date will be no more than 30 days after the Agent’s receipt of your written notice.

As soon as practicable after the withdrawal date, the Agent will issue to you a certificate for all whole shares of common stock in your account, except that no certificate will be issued between the dividend record date and the Investment Date. (See Question 21 above).

Notice of death, liquidation or other termination of your legal existence will constitute notice of withdrawal from the Plan. Settlement will be made with your legal representative or successor in interest and neither the Agent nor Resources will in any way be liable for settlements made with those persons.

23.	What happens to fractional shares when I withdraw from the Plan?

No fractional share will be issued to you, but the cash value of any fractional share in your account will be paid to you. The fractional share will be valued as of the Investment Date immediately preceding the withdrawal date. The value will be determined as described in Question 14 above. Payment for any fractional share will be made as soon as practicable after the withdrawal date, and any cash awaiting investment will also be paid at that time.

24.	If I withdraw from the Plan, can I rejoin?

If you withdraw from the Plan, you may rejoin at any time by again completing and returning to the Agent an Authorization Card. You will once again become a participant in the Plan within 30 days following the Agent’s receipt of a properly completed Authorization Card. (See Question 5 above).

Federal Tax Consequences

25.	What are the federal income tax consequences of participation in the Plan?

Neither Resources nor the Agent makes any representation as to the income or other tax consequences of participation in the Plan. Nevertheless, it is our understanding that you must report as dividend income an amount equal to the dividends paid on stock purchased on your behalf plus brokerage fees paid by Resources on shares purchased on the open market. Your federal income tax basis of the common stock received by you under the Plan will be the purchase price of the common stock. The holding period for shares of common stock acquired under the Plan will begin on the day following the date as of which the shares were purchased for your account. A whole share resulting from the acquisition of two or more fractional shares on different Investment Dates will have a split holding period.

You will not realize any taxable income upon the receipt of certificates for whole shares credited to your account under the Plan, either upon a request for a certificate or upon withdrawal from or termination of the Plan. If you receive cash for a fractional share credited to your account, however, you will realize a capital gain or loss if the common stock is a capital asset in your hands. Also, in the event of a sale of a fractional share pursuant to withdrawal from the Plan, if the consideration received exceeds fair market value as determined by Internal Revenue Service regulations, you will have dividend income equal to the difference. Gain or loss will also be realized by you upon the sale or exchange of shares after you withdraw such shares from the Plan. The amount of such gain or loss is the difference between the amount that you receive for each whole or fractional share and your tax basis.

The preceding discussion concerning tax consequences is provided for informational purposes only. You are urged to seek professional advice with respect to your personal tax situation.

Other Information

26.	How do I take advantage of the Plan’s stock safekeeping feature?

You may deposit with the Agent shares of common stock held in your name. This relieves you of the responsibility for safekeeping of certificates.

If you wish to take advantage of the safekeeping feature of the Plan, you should mail the certificates representing your shares to the Agent. (See Question 3 above for the Agent’s address). Certificates should be sent by registered or certified mail, return receipt requested, accompanied by a completed Authorization Card specifying that the shares are furnished for safekeeping. The Agent will confirm the receipt of any shares which are delivered for safekeeping by reflecting the deposit of the shares on your account statement (see Question 17 above regarding statement of account). Shares delivered for safekeeping will be held in the name of the Agent or its nominee, and 100% of the dividends received on these shares will be reinvested.

If you withdraw from the Plan, the Agent will, as soon as practicable, return all of your shares which are then being held for safekeeping by issuing a new certificate for the shares.

27.	What happens if I sell or transfer shares of common stock or acquire additional shares of common stock?

If you have elected to have all or a part of your cash dividends automatically reinvested and you subsequently sell or transfer all or any part of the common stock registered in your account, automatic reinvestments of dividends will continue as long as there are shares of common stock registered in your name or held for you by the Agent or until termination of enrollment. Similarly, if you acquire additional shares of common stock and those shares are registered the same as the participating shares, dividends (or a percentage of the dividends as directed by you) paid on the acquired common stock will automatically be reinvested until you terminate your enrollment.

28.	What limitations are imposed on me with regard to common stock held under the Plan?

You have no right to draw checks or drafts against your account or to give instructions to the Agent to perform any acts not expressly provided for in the Plan. In addition, you cannot sell, pledge, assign, encumber, or otherwise dispose of your rights in your individual account.

29.	What happens if Resources has a common stock rights offering, issues a stock dividend, or declares a stock split?

In the event Resources makes available to holders of common stock rights or warrants to purchase additional shares of common stock or other securities, the Agent will sell any stock rights or warrants applicable to any common stock held in your account and reinvest the proceeds in common stock as of the next Investment Date. If the rights or warrants have no market value, the Agent may allow them to expire.

Any stock dividend or shares issued pursuant to any stock split received by the Agent with respect to common stock held in your account will immediately be credited to your account.

In the event of a stock split, stock dividend or other similar transaction, the number of shares covered by this Prospectus will be adjusted accordingly.

30.	How will my Plan shares be voted at annual or special meetings of shareholders?

You have all rights of any other holder of common stock with respect to your shares credited to your Plan account.

Full and fractional shares held in the Plan for you will be voted as you direct. Proxy materials will be sent to each participant of record in connection with annual and special meetings of shareholders. The proxy will apply to all shares owned by you, including shares held in your Plan account. All Plan shares will be voted in accordance with the instructions given by you on the proxy card, if properly signed and delivered.

31.	What are the responsibilities of the Agent and Resources?

All notices from the Agent or Resources to you will be addressed to you at the address shown on your Authorization Card or such new address as you provide in writing to the Agent. (See Question 3 above for the Agent’s address). The mailing of a notice to your last address of record will satisfy the Agent’s or Resources’ duty of giving you notice. Therefore, you must provide prompt notification of any change of address. Notice to the Agent or Resources is effective when actually received.

Neither the Agent nor Resources will be liable for any acts done or any omission to act, including, without limitation, any claims of liability:

•	With respect to the prices at which common stock is purchased or sold for your account and the time at which such purchases or sales are made;

•	For any fluctuation in the market value before or after the purchase or sale of common stock; or

•	For continuation of your account until receipt by the Agent of notice in writing of your death, liquidation, or other legal dissolution.

You assume all risks inherent in the ownership of any common stock purchased under the Plan, whether or not the actual stock certificate has been issued to you. You have no guarantee against a decline in the price or value of the common stock, and Resources assumes no obligation to repurchase any shares of common stock purchased under the Plan.

32.	May the Plan be changed or discontinued?

Resources reserves the right to amend the Plan at any time and, upon any such amendment, to notify you and the Agent of the effective date of the amendment. Resources also reserves the right to terminate the Plan at any time upon giving 30 days’ written notice to you and the Agent. Resources also may terminate the Plan immediately, without notice to you, in order to correct any material noncompliance of the Plan with any applicable law.

As of the date of this Prospectus, 357,100.285 shares of Resources’ common stock are available for issuance under the Plan. The number of shares covered by the Plan may be further adjusted from time to time to prevent dilution or enlargement caused by stock splits, stock dividends, recapitalizations, mergers, consolidations, combinations or exchanges of shares, reorganizations, and similar corporate transactions.

33.	What is the effect of termination or amendment of the Plan?

No amendment or termination will affect your interest in the Plan that has accrued prior to the date of the amendment or termination. In the event of the termination of the Plan, the Agent will make a distribution of common stock and cash as if you had withdrawn from the Plan as soon as practicable, but not later than 30 days after the termination of the Plan. You will incur no service charges or other fees upon such termination.

34.	How is the Plan to be interpreted?

Any questions of interpretation arising under the Plan will be determined by Resources, and any such determination shall be final.

MARKET PRICE AND DIVIDEND INFORMATION

Resources common stock is listed on the NASDAQ Stock Market under the trading symbol RGCO. This provides shareholders and others with immediate access to the latest bid and ask prices, and creates greater liquidity of our stock. The table below sets forth the range of bid prices for shares of Resources’ common stock, as reported in the NASDAQ Stock Market. The table also sets out the frequency and amount of all cash dividends declared for the periods presented.

		Range of Bid Prices		Cash Dividends
Fiscal Year ended September 30,	High	Low	Declared
2002
First Quarter		$20.500	$18.500	$0.285
Second Quarter		20.250	18.800	0.285
Third Quarter		20.750	17.500	0.285
Fourth Quarter		20.010	16.990	0.285

2003
First Quarter		$18.400	$17.250	$0.285
Second Quarter		19.900	17.860	0.285
Third Quarter		25.500	19.200	0.285
Fourth Quarter		23.790	22.350	0.285

2004
First Quarter		$23.560	$22.210	$0.285
Second Quarter		24.850	21.790	0.285
Third Quarter		25.250	23.020	0.295
Fourth Quarter		35.750	23.251	0.295
Special Dividend				4.500

2005
First Quarter		$26.750	$23.060	$0.295

Resources, as a holding company, does not directly conduct any revenue-generating business operations and obtains operating funds primarily from dividends paid to it on the stock of its subsidiaries, and possibly from the sale of securities or debt incurred. Dividends on our common stock depend primarily upon the earnings, financial condition and capital requirements of Roanoke Gas, and the dividends paid by Roanoke Gas to us. We presently expect to continue Roanoke Gas’ policy of paying an appropriate percentage of earnings to shareholders. In the future, dividends from our subsidiaries other than Roanoke Gas may be a more significant source of funds for dividend payments. In addition, although we have no present intention to do so, we may issue preferred stock in the future to meet our capital requirements. Such preferred stock could have preferential dividend rights over Resources’ common stock.

FORWARD-LOOKING STATEMENTS

From time to time, Resources may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Resources notes that a variety of factors could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in Resources’ forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Resources’ business include the following: (i) failure to earn on a consistent basis an adequate return on invested capital; (ii) increasing expenses and labor costs and labor availability; (iii) price competition from alternative fuels; (iv) volatility in the price and availability of natural gas; (v) uncertainty in the projected rate of growth of natural gas requirements in Company’s service area; (vi) general economic conditions both locally and nationally; (vii) increases in interest rates; (viii) increased customer delinquencies and conservation efforts resulting from high fuel costs and/or colder weather; (ix) developments in electricity and natural gas deregulation and associated industry restructuring; (x) variations in winter heating degree-days from normal; (xi) changes in environmental requirements, pipeline operating requirements and cost of compliance; (xii) impact of potential increased governmental oversight and compliance costs due to the Sarbanes-Oxley law; (xiii) failure to obtain timely rate relief for increasing operating or gas costs from regulatory authorities; (xiv) ability to raise debt or equity capital; (xv) impact of uncertainties in the Middle East and related terrorism issues; and (xvi) new accounting standards issued by the Financial Accounting Standards Board, which could change the accounting treatment for certain transactions. All of these factors are difficult to predict and many are beyond Resources’ control. Accordingly, while Resources believes its forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in Resources’ documents or news releases, the words, “anticipate,” “believe,” “intend,” “plan,” “estimate,” “expect,” “objective,” “projection,” “forecast,” or similar words or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are intended to identify forward-looking statements.

Forward-looking statements reflect Resources’ current expectations only as of the date they are made. We assume no duty to update these statements should expectations change or actual results differ from current expectations.

USE OF PROCEEDS

We intend to add the proceeds we receive from sales under the Plan to our general funds. These proceeds will be used for capital expenditures and for other general corporate purposes of Resources and, in our discretion, of our wholly owned subsidiaries, subject to any regulatory approvals. We are unable to estimate the amount of proceeds that will be devoted to any specific purpose.

LEGAL MATTERS

Woods Rogers PLC has advised Resources on certain legal matters with respect to the Plan and the registration of certain shares of common stock issuable under the Plan, including an opinion as to the legality of such shares. The principals of the firm of Woods Rogers PLC and members of their immediate families beneficially own shares of common stock of Resources.

WHERE YOU CAN FIND MORE INFORMATION

Resources is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information can be inspected and copied at the SEC’s Public Reference Room at 450 Firth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. Resources’ public filings are also available to the public from commercial document retrieval services and the Internet site maintained by the SEC at “http://www.sec.gov.” Resources common stock is included for quotation on the NASDAQ Stock Market under the symbol “RGCO.” You may also find more information about us on our website at www.rgcresources.com.

Resources has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities registered hereby. This Prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in such registration statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to such registration statement and the exhibits filed therewith, copies of which may be obtained from the Commission as specified above. Any statements we have made in this Prospectus concerning a provision of any document are not necessarily complete and, in each instance, you should carefully review the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Resources with the SEC under the Exchange Act are hereby incorporated by reference in this Prospectus:

(a) Resources’s latest Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

(b) All other reports filed by Resources pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2004.

(c) The description of the Resources’s $5.00 par value per share common stock contained in its Registration Statement on Form S-4 dated January 28, 1999, including any amendments filed for the purpose of updating such description.

All reports and other documents subsequently filed by Resources pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act (for example, Quarterly Reports on Form 10-Q’s) prior to the filing of a post-effective amendment to the Form S-3 for the 357,100.285 shares of common stock issuable under this Plan that indicates that all such shares offered under such Form S-3 have been sold or that deregisters all such securities then remaining unsold.

We will provide without charge to each person to whom this Prospectus is furnished, upon written or oral request, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for documents should be directed in writing, or by telephone, to the following address and telephone number: RGC Resources, Inc., PO Box 13007, Roanoke, Virginia, 24030-3007; Attention: Dale P. Moore, Secretary, (540) 777-4427.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by Resources in connection with the registration of the shares of common stock covered by this Registration Statement. All the amounts shown are estimates, except the registration fee.

SEC Registration Fee	$499.15
Legal Fees and Expenses	$10,000.00
Accountant’s Fees and Expenses	$5,000.00
Printing Expenses	$2,000.00
Miscellaneous	$2,000.00

Total	$19,499.15

Item 15.	Indemnification of Directors and Officers.

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Resources’s Articles of Incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director of Resources to the corporation or its shareholders for monetary damages for any breach of duty as a director or officer.

Resources’s Articles of Incorporation also require Resources to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of Resources as a director, officer, employee or agent of another entity. Directors and officers of Resources are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Resources make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of Resources also has the authority to extend to employees, agents, and other persons serving at the request of Resources the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

Virginia Code Section 13.1-700.1 permits a court, upon application of a director or officer, to review Resources’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order Resources to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order Resources to pay the officer’s or director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer’s or director’s reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order Resources to pay the officer’s and director’s reasonable expenses incurred to obtain the order.

Resources has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Resources, or is or was serving at the request of Resources as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not Resources would have the power to indemnify such person against such liability under the Articles of Incorporation.

Resources maintains a directors’ and officers’ legal liability insurance policy. The policy provides coverage, subject to certain deductible or retention amounts, for (i) Resources’s directors and officers against losses by reason of their wrongful acts, and (ii) Resources against claims against the directors and officers by reasons of their wrongful acts for which Resources is required to indemnify or pay, all as such terms are defined in the policy and subject to the terms, conditions and exclusions contained therein.

Item 16.	Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit No.	Description

5	Opinion of Woods Rogers PLC with respect to legality of securities registered

23(a)	Consent of Woods Rogers PLC (included in Exhibit (5))

23(b)	Consent of Deloitte & Touche LLP

24	Power of Attorney

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registrant statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Resources certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on February 11, 2005.

RGC RESOURCES, INC.

By:	/s/ John B. Williamson, III
John B. Williamson, III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the dates indicated below.

Signature	Title	Date

/s/ John B. Williamson, III John B. Williamson, III	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	February 11, 2005

/s/ Howard T. Lyon Howard T. Lyon	Vice President, Controller and Treasurer (Principal Financial Officer)	February 11, 2005

* Raymond D. Smoot	Director	February 11, 2005

* Abney S. Boxley, III	Director	February 11, 2005

* Maryellen F. Goodlatte	Director	February 11, 2005

* S. Frank Smith	Director	February 11, 2005

*By:	/s/ Howard T. Lyon
Howard T. Lyon, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Woods Rogers PLC with respect to legality of securities registered

23(a)	Consent of Woods Rogers PLC (included in Exhibit (5))

23(b)	Consent of Deloitte & Touche LLP

24	Power of Attorney